UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Bernstein Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SUBJECT: BERNSTEIN | MUTUAL FUND PROXY VOTE

Dear Client,

I hope you are doing well. Recently, you should have received information in the mail or via email about a shareholder vote for an international Bernstein mutual fund held in your account(s). Just in case the materials went into your junk email box or trash bin, I wanted to reach out to encourage you to respond and offer to help you vote with your approval. For the proposal to pass, we need more than half of outstanding shareholders to vote, so every vote counts!

Shareholders are being asked to approve the reorganization/merger of the International Portfolio and Tax-Managed International Portfolio into the International Strategic Equities Portfolio. On July 23, 2020, the Boards of Directors of the Bernstein and Sanford C. Bernstein Funds reviewed the reorganizations, determined that they were in the best interests of shareholders and unanimously approved the reorganizations. Bernstein’s Investment Strategy Team believes that the International Strategic Equities Portfolio will provide a better long-term alternative to fulfill your non-US large cap core exposure. If the reorganizations are approved by shareholders, we expect this change to be neutral to your ongoing investment management fees and expenses. (Click here to view the proxy statement.)

If you would like me to help you vote, I can do that with your approval. Accordingly, please reply to confirm that you hereby authorize us to process your proxy vote and that you have instructed us to vote “for” the proposal referenced on the ballot you received for the Bernstein mutual fund held in your account(s). Or, you can vote by calling Computershare, the proxy administrator, at (866) 492-0860. I would be happy to call Computershare with you, if helpful.

Please let me know if you have any questions and thank you for your help!